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Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

                  ASSET PURCHASE AGREEMENT dated July 11, 2003, by and between USA TECHNOLOGIES, INC., a Pennsylvania corporation ("USTT"), and BAYVIEW TECHNOLOGY GROUP, LLC, a Colorado limited liability company ("Bayview").

                                   BACKGROUND

                  Subject to the terms and conditions of this Agreement, USTT will purchase certain of the operating assets of Bayview, and assume certain of the known operating liabilities of Bayview, all as more fully set forth herein.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual covenants, agreements and provisions contained herein and intending to be legally bound hereby, each of USTT and Bayview agree as follows:

                                    SECTION 1
                                 SALE OF ASSETS

1.1 SALE OF ASSETS. Subject to the terms and conditions hereof, USTT hereby purchases, and Bayview hereby sells, assigns, transfers, sets over, confirms, conveys and delivers to USTT, title to and possession of, or, where applicable, right of Bayview to, all of the assets of Bayview, whether tangible, intangible, personal or otherwise, and wherever located, other than Excluded Assets (as defined in Section 1.2) (the "Assets"), to the extent that such Assets may be assigned or transferred by Bayview to USTT. The Assets are hereby conveyed and delivered to USTT free and clear of all liens, security interests, claims, pledges, charges, agreements, encumbrances, options, or any other adverse claims whatsoever, whether known or unknown, whether arising before or after the date hereof or by reason of the consummation of the transactions herein described or by reason of operation of law, or otherwise.



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         Other than Excluded  Assets,  the Assets shall include all of Bayview's trademarks, intellectual property, patents, certain deposits, certain prepaid expenses, leasehold improvements, machinery, equipment, contracts, customer lists, furniture, fixtures, permits, licenses, trade names, products, telephone numbers, customer files, vendor files, accounting and computer files, general business records, and advertising and promotional records, and shall, without limitation, include the following:

                           A.   INTELLECTUAL    PROPERTY.   All   of   Bayview's
Intellectual Property (as defined in Section 2.1(I)).

                           B.  CONTRACTS,  PURCHASE  ORDERS.  All  of  Bayview's
right, title and interest in and to any and all outstanding customer quotations and proposals, unfilled and open customer orders, and all of the project contracts and subcontracts set forth in SCHEDULE I.B. hereto.

                           C.  TRADE  NAMES.   All  trade  names  or  trademarks
including, without limitation, Bayview Technology Group, LLC, and as soon as is reasonably practicable after the date hereof, Bayview shall have changed its corporate name to something other than Bayview Technology Group, LLC or any name containing the words "Bayview" or "Technology".

                           D. FIXED ASSET LEASES.  All of Bayview's right, title
and interest in and to the lease agreements for equipment or machinery leased from others by Bayview and the security deposits paid to lessors by Bayview, set forth in SCHEDULE I.D. hereto.

                           E. PREPAID EXPENSES;  DEPOSITS.  The prepaid expenses
and deposits of Bayview set forth in SCHEDULE I.E.
hereto.

                           F. FIXED  ASSETS.  All fixed assets owned by Bayview,
including but not limited to, the machinery and equipment set forth in SCHEDULE I.F. hereto.

                           G. REAL ESTATE LEASE. All of Bayview's  right,  title
and interest in and to the existing lease agreement for the premises currently occupied by Bayview at Denver, Colorado (the "Real Estate Lease"), together with all required consents of the landlord.

                           H. PARTS INVENTORY. The NCNR and long lead time parts
inventory set forth in SCHEDULE I.H hereto ("NCNR
Inventory").


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                  1.2. EXCLUDED ASSETS.  The Assets which are not to be acquired by USTT hereunder ("Excluded Assets") are: (i) all cash, marketable securities (including without limitation bonds, bearer bonds and stocks), brokerage accounts (including all securities and investments contained therein), and cash equivalents (including without limitation certificates of deposit) of Bayview on hand or existing at the date hereof ; (ii) all notes receivable and accounts receivable of Bayview; (iii) all of the inventory of Bayview other than the Parts Inventory ("Inventory"); (iv) any of the goodwill reflected on Bayview's financial statements and books of account; (v) all prepaid expenses of Bayview described in SCHEDULE 1.2 hereto; (vi) any prepaid income taxes of Bayview;
(vii) any deferred taxes of Bayview and all tax refunds of Bayview (including without limitation any and all refunds related to any and all federal, state, local or foreign taxes of any kind); (viii) the fixed assets of Bayview listed in SCHEDULE 1.2 hereto; (ix) all corporate and tax records of Bayview; (x) all payments due to Bayview under this Agreement; and (xi) any other assets of Bayview included on SCHEDULE 1.2 attached hereto.

                  1.3      LIABILITIES OF BAYVIEW.

                           A. Except for the Assumed  Liabilities (as defined in
Article 1.3.B hereof), USTT is not assuming and shall not pay or be liable for any claims, demands, obligations, debts, liabilities, judgments, causes of action, or damages whatsoever, of whatever nature, and whether known or unknown, against or of Bayview, arising or incurred by Bayview, prior to or after the date hereof or arising in whole or in part by reason of the performance of the terms of this Agreement by Bayview, or by reason of the sale of the Assets by Bayview, as herein set forth. Specifically, but without limiting the foregoing, and except for the Assumed Liabilities, USTT shall not assume or be liable for the following debts, liabilities and obligations of Bayview:

                                    1.    CONTRACTUAL    OBLIGATIONS.     Debts,
obligations, or liabilities relating to or arising out of any period prior to the date hereof under any customer agreement, product warranty, project contract, subcontract, unfilled order, or any other contract, oral or written to which Bayview is a party or is bound.



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                                    2.  LONG  TERM  DEBT.  Any and all long term
debt or obligation of Bayview or any current portion thereof due by Bayview as of the date hereof .

                                    3. PENSION AND OTHER EMPLOYEE PLANS.  Debts,
obligations or liabilities under any pension, profit sharing, savings, retirement, vacation pay, health, medical, life, disability, dental, deferred compensation, bonus, incentive, severance pay, group insurance or other similar or dissimilar employee plans or arrangements of Bayview, or under or pursuant to any policies, handbooks, or custom or practices, or under or pursuant to any collective bargaining agreement, or union agreement or arrangement, or any employment agreements of Bayview, whether express or implied, written or oral, applicable to any employee of Bayview at any time prior to the date hereof.

                                    4.  VIOLATION  OF  REPRESENTATIONS.   Debts,
obligations or liabilities which arise or exist in violation of any of the representations, warranties, covenants or agreements of Bayview contained in this Agreement, or in any statement or certificate delivered to USTT by or on behalf of Bayview on or before the date hereof pursuant to this Agreement, or in connection with the transactions contemplated hereby.

                                    5. TAXES.  Liabilities  for federal,  state,
county, local, or other income, sales, use, real estate, excise, employee payroll or other taxes or assessments (including interest and penalties) of any kind whatsoever for periods prior to the date hereof .

                                    6.  TAXES  DUE  ON  SALE.   Liabilities  for
federal, state, county, local, or other income, use or other taxes or assessments (including interest and penalties) of any kind whatsoever arising from, based upon, or related to, the sale, transfer, or delivery of the Assets.

                                    7. PERSONAL INJURY AND OTHER CLAIMS.  Debts,
obligations or liabilities arising out of any claim for personal injury or property damage arising prior to the date hereof (whether or not then asserted) or any pending or threatened litigation or actions.



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                           B.   ASSUMED   LIABILITIES.   The   liabilities   and
obligations of Bayview which are to be assumed by USTT hereunder ("Assumed Liabilities") shall be limited to and are solely the following: (i) performance of all outstanding obligations of Bayview under customer and supplier quotations and proposals and all unfilled and open customer or supplier orders described in
SCHEDULE I.B hereof which arise or accrue after the date hereof; and (ii) the performance of Bayview's obligations which arise or accrue after the date hereof under the various operating leases and office lease agreement of Bayview described in SCHEDULE I.D and Section I.G hereof; and (iii) assumption of the liabilities of approximately $40,000 incurred by Bayview in connection with the Parts Inventory; and (iv) the obligation of Bayview to make the royalty payments to Bayview Ventures, Inc., which arise or accrue after the date hereof, as described in Exhibit "C" of the Purchase Agreement dated as of January 10, 2001 by and between Bayview and Bayview Ventures, Inc., a copy of which is attached hereto as SCHEDULE 1.3.B.

                  1.4 PURCHASE PRICE. The purchase price for the Assets (the "Purchase Price") shall be 20,000,000 shares of USTT Common Stock issued in the name of "Bayview Technology Group, LLC" to be delivered to Bayview on the date hereof (subject to Sections 1.5 and 1.12 below)(hereinafter "USTT Stock") and the cash payment by USTT to Bayview Ventures, Inc. on the date hereof of $631,247.12 representing the amount payable on June 1, 2004 under the promissory note dated June 1, 2001 by Bayview, as maker, in favor of Bayview Ventures, Inc., as payee.

                  1.5 ESCROW. USTT has delivered to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing 2,000,000 shares of Common Stock of USTT for the purpose of securing the indemnification obligations of Bayview set forth in Section 5 of this Agreement (the "Escrow Shares"). The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.



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                  Each of USTT,  Bayview  and USTT's  transfer  agent  acting as escrow agent(the "Escrow Agent")have executed and delivered the Escrow Agreement (the "Escrow Agreement") and USTT has delivered to the Escrow Agent a certificate for the Escrow Shares being placed in escrow.

                  1.6 LOCK-UP AGREEMENTS. Bayview has executed and delivered to USTT the Lock-up Agreement.

                  1.7 REGISTRATION RIGHTS AGREEMENT. Bayview and USTT have executed and delivered the Registration Rights Agreement.

                  1.8      CONSULTING AGREEMENTS.

                           A. USTT and Marc Geman have  executed and delivered a
Consulting and Non-Competition Agreement in form and substance satisfactory to USTT and Geman.

                           B. USTT,  Bayview Ventures,  Inc., and David Schanin,
have executed and delivered a Consulting and Non-Competition Agreement. The consulting agreement provides that Schanin shall be a consultant to USTT on a half-time basis at an annualized salary of $75,000 and shall cover a period of six (6) months subsequent to the date hereof.

                  1.9. NON-COMPETE AGREEMENTS. Bayview and Arnold Tinter have each executed and delivered in favor of USTT a non-compete agreement.

                  1.10 ADDITIONAL SERVICES. From and after the date hereof and for a period of ninety (90) days, Bayview shall use its best efforts to make Arnold Tinter available to USTT on an as-needed basis to provide services to USTT at no cost to USTT.

                  1.11. LEGAL OPINION. Bayview has delivered to USTT the legal opinion of its intellectual property counsel to the effect that its products do not infringe any other outstanding patents.



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                  1.12. PHILLIP'S OPTION.  Notwithstanding  Section 1.4, 700,000
of the shares of USTT Stock ("Escrow Stock") which are estimated to be allocable to the membership interests underlying all of the existing options to purchase membership interests in Bayview held by Chuck Phillip are being held in escrow under the escrow agreement entered into between USTT, Bayview, and a mutually acceptable escrow agent. The number of shares of Escrow Stock is an estimate of the number of shares of Common Stock ultimately distributable to Phillip by Bayview in liquidation of Bayview (assuming Phillip exercised all of the options). The number of shares of Common Stock actually distributable to Phillip by Bayview upon liquidation of Bayview (and assuming that he exercised all of the options) is hereinafter referred to as the "Actual Shares". The number of Actual Shares could be less or more than the number of shares of Escrow Stock. If all of the options are exercised, then none of the Actual Shares shall be returned to USTT for cancellation, all of the Actual Shares shall be retained by Bayview (and transferred to Phillip), and the exercise price of the options shall be delivered to USTT by Bayview. If none of the options are exercised, then all of the Actual Shares shall be returned by Bayview to USTT for cancellation. If the options are exercised in part, then a pro rata portion of the Actual Shares shall be returned to USTT for cancellation, a pro rata portion of the Actual Shares shall be retained by Bayview (and transferred to Phillip),
and  the  exercise  price  for  the  options   delivered  to  USTT  by  Bayview.
Notwithstanding the foregoing, the dollar value of the exercise price to be delivered to USTT or the dollar value of the Actual Shares to be canceled, as the case may be, shall not exceed the dollar value of the Inventory and Parts Inventory purchased by USTT from Bayview as provided in this Agreement. The Escrow Stock shall be distributed in accordance with the foregoing agreement of the parties.

         1.13 FINANCIAL STATEMENTS. Bayview, at its cost and expense shall deliver to USTT within 59 days after the date hereof the audited financial statements of Bayview for the calendar years 2001 and 2002 which comply with Regulation S-X promulgated under the Securities Act of 1933, as amended (the "Act"). Bayview shall deliver to USTT within 45 days after the date hereof the foregoing financial statements which are substantially complete for the review of USTT. Bayview shall from time to time at its cost and expense also obtain and supply to USTT the consents of its accountants to include these audited financial statements in any and all appropriate filings of USTT under the Act and the Securities Exchange Act of 1934.



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         1.14 LIABILITY INSURANCE.  If requested by Bayview,  USTT shall use its best efforts to obtain and include in its blanket insurance policy, appropriate tail coverage for product liability claims or related matters concerning Bayview products installed prior to the date hereof. Bayview shall be responsible for the cost of such tail insurance.

         1.15 ACCESS TO RECORDS. From and after the date hereof, if requested by Bayview, USTT shall provide Bayview with access to and copies of any and all accounting and computer files and general business records that are included in the Assets and which are deemed reasonably necessary by Bayview in order to prepare Bayview's financial statements, accounting records or reports, or tax reports or filings.

         1.16 INVENTORY. From and after the date hereof, Bayview shall sell its Inventory to USTT, on an "as needed" basis, at the lower of cost or market price, exclusive of any obsolete or damaged inventory. The amount of Inventory to be sold to USTT shall not exceed the lesser of the following: $250,000; or the value of the Inventory of Bayview as of the date hereof. For purposes of the dollar limit of the prior sentence, the value of the Parts Inventory shall be taken into account. The Inventory, including the Parts Inventory, shall be purchased by USTT by payment to Bayview of the difference, if any, between the value thereof less any payment obligations assumed by USTT in connection therewith. USTT shall give Bayview the first right to sell the Inventory to USTT before purchasing the same from another party.

         1.17 WARRANTY. The parties acknowledge that pursuant to the terms of this Agreement, Bayview shall remain responsible for any and all warranty obligations for any Bayview products installed or sold prior to the date hereof. Therefore, from and after the date hereof, Bayview shall have the right to purchase Bayview products from USTT (assuming such products are then manufactured by USTT) at cost in order to replace any Bayview products required to be replaced by Bayview under the aforesaid warranty.

         1.18 PAYROLL. USTT shall reimburse Bayview for its payroll expenses for the period from and after the date hereof and through and including July 31, 2003. Notwithstanding the prior sentence, USTT shall not reimburse Bayview for its payroll expense for Arnold Tinter.

                                    SECTION 2
                         REPRESENTATIONS AND WARRANTIES


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                  2.1      REPRESENTATIONS  AND  WARRANTIES OF BAYVIEW.  Bayview
represents and warrants to USTT the following:

                           A.  CORPORATE  ORGANIZATION.  Bayview  is  a  limited
liability company duly organized, existing and in good standing under the laws of the State of Colorado, with all requisite power, authority, and licensing (corporate and other) to own, operate and lease its properties and carry on its business as now being conducted except where the failure to have such power, authority or license, has not had, and could not reasonably be expected to have a Material Adverse Effect. Bayview is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of its property owned or leased by it or the nature of its activities makes such qualification necessary except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. A list of the Members of Bayview and their respective ownership interest is attached a
SCHEDULE 2.1(A). As used herein, the term "Material Adverse Effect" shall mean any change in or effect on the business of Bayview that is materially adverse to the business, operations, financial condition, or assets of Bayview, except for any such changes or effects resulting from or arising in connection with any changes in general economic or business conditions.

                           B.  AUTHORITY.  The  execution  and  delivery of this
Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Bayview and no other company proceedings on the part of Bayview are necessary to authorize this Agreement or to carry out the transactions contemplated hereby. Bayview has the right, power and authority to enter into and perform this Agreement and this Agreement constitutes the valid and binding agreement of Bayview, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and subject to the discretion of a court in granting equitable remedies.



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                           C. CONFLICTS WITH INSTRUMENTS. Except as set forth in
SCHEDULE 2.1 (C), neither the execution or delivery of this Agreement by Bayview or the consummation of the transactions contemplated by this Agreement by it nor the compliance with the terms of this Agreement by it will: (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under or result in the termination, give others a right of termination, acceleration or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Bayview, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, franchise, lease, contract, agreement or other instrument or commitment or obligation to which Bayview is a party, or by which it or any of its properties may be bound or affected; or (ii) violate any provision of any permit, license, certificate or registration to which it is subject or pursuant to which it conducts business.

                           D. NO  VIOLATION.  Except  as set  forth in  SCHEDULE
2.1(D), the execution, delivery, and performance of this Agreement by Bayview does not (with or without the giving of notice or the lapse of time or both), in any respect, violate, conflict with or constitute a breach of or default under
(i) any terms or provision of the Certificate of Formation or Operating Agreement of Bayview, (ii) the terms of any agreement or other instrument to which Bayview is a party, (iii) any judgment, order, writ or decree of any court or governmental agency by which Bayview or its assets or properties is bound, or
(iv) any statute, law, rule or regulation applicable to Bayview. No consent, approval, order or authorization of, or filing with, any governmental agency is required in connection with the execution, delivery or performance by Bayview of this Agreement.



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                           E.  FINANCIAL  STATEMENTS.  Bayview has  delivered to
USTT its unaudited financial statements for the year ended December 31, 2002, and for the period from June 1, 2001 (inception) through December 31, 2001, and its unaudited balance sheet and income (loss) statement for the four months ended April 30, 2003 (collectively referred to herein as the "Financial Statements"). Copies of the Financial Statements are attached hereto as SCHEDULE 2.1(E). The Financial Statements fairly present in all material respects Bayview's financial position as of the applicable date or dates and the results of its operations for the periods reflected therein and were prepared in conformity with generally accepted accounting principles applied on a consistent basis. Except as set forth in SCHEDULE 2.1(E), since December 31, 2002, Bayview has not incurred any cost, expense, obligation or liability, whether accrued, absolute, contingent or otherwise, except obligations incurred in the ordinary course of business. Except as reflected on the Financial Statements or the Schedules hereto and except as incurred in the ordinary course of business, Bayview has no liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise. The revenues of Bayview during the month of May 2003 were approximately $285,000, during the month of June 2003 were approximately $917,000, and during the period of July 1, 2003 through the date hereof are estimated to be $100,000.

                           F.  SUBSEQUENT  EVENTS.  Since December 31, 2002, and
other than in connection with this transaction, Bayview has not except as disclosed in SCHEDULE 2.1(F) hereto or incurred in the ordinary course of business:

                                    (i)  incurred  any  obligation  or liability
(contingent or otherwise) for inadequate consideration; (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability (contingent or otherwise);

                                    (iii)  mortgaged,  pledged,  or subjected to
lien, charge, security interest, or other encumbrance any of its assets or properties;

                                    (iv) sold,  assigned,  transferred,  leased,
disposed of, or agreed to sell, assign, transfer, lease, or dispose of, any of its material assets or properties;

                                    (v) acquired or leased any  material  assets
or property of any other party;

                                    (vi)  canceled  or  compromised  any debt or
claim; (vii) waived or released any material rights;



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                                    (viii)  granted  or made any  commitment  to
grant any wage, salary or employee benefit increase to, or entered into any employment contract, bonus, stock option, profit sharing, pension, incentive, retirement or other similar arrangement or plan with, any officer, employee or other party except as disclosed on SCHEDULE 2.1(F);

                                    (ix) entered into any collective  bargaining
agreement or made any commitment or incurred any liability to any labor organization;

                                    (x) made any material capital expenditure;

                                    (xi) suffered any material  casualty loss or
damage;

                                    (xii)  declared  any  dividend  or made  any
payment or other distribution in respect of any Bayview Stock;

                                    (xiii) purchased, redeemed, issued, sold, or
otherwise acquired or disposed of any Bayview Membership Interests, any evidence of its indebtedness, or any of its other securities, or granted any options, warrants, or other rights with respect thereto;

                                    (xiv)  terminated or modified,  or agreed to
the  termination or  modification  of, any of the Material  Contracts  listed on
SCHEDULE 2.1(H) hereto; or

                                    (xv)  suffered the loss of any  supplier(s),
vendor(s) or customer(s), which loss (individually or in the aggregate) has had a Material Adverse Effect.

                           G. ENVIRONMENTAL  MATTERS.  Bayview is in compliance,
in all material respects, with all environmental statutes, laws, regulations, and ordinances. Bayview has not received any written or oral communication from any governmental authority or private party that alleges that it or any of its properties or assets is not, or that the business of Bayview has not been conducted in such compliance.



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                           H.  MATERIAL  CONTRACTS.   Except  as  set  forth  on
SCHEDULE 2.1(H) hereto or listed on any other Schedule hereto (collectively the "Material Contracts"), there are none of the following, whether oral or written, to which Bayview is a party relating to Bayview's business or any of its properties or assets:

                                    (i) real property leases;

                                    (ii) personal property leases;

                                    (iii) agreements with customers in excess of
$50,000;

                                    (iv)  agreements  with the  supplier  of any
services in excess of $50,000;

                                    (v)  arrangements  with the  supplier of any
goods in excess of $50,000;

                                    (vi) agreements  with any franchiser,  sales
agent or representative in excess of $50,000;

                                    (vii)    discounts   or   allowances    from
manufacturers, suppliers or customers;

                                    (viii)  borrowing or lending of money,  on a
secured or unsecured basis, or guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of another in excess of $50,000;

                                    (ix)  financing  of accounts  receivable  or
other extensions of credit;

                                    (x)  non-competition,   non-solicitation  or
similar agreements;
                                    (xi)  the   construction,   modification  or
improvement of any building or structure or the incurrance of any other capital expenditure in excess of $50,000; and

                                    (xii) any other  contract that Bayview deems
to be material.

Correct and complete copies of all Material Contracts (or where they are oral, true and complete written summaries thereof) have been delivered or made available to USTT prior to the date hereof. Each of the Material Contracts is valid, in full force and effect, and binding upon each of the parties thereto and enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and other similar laws affecting the rights of creditors generally, general equitable principles and the discretion of the equity tribunal having jurisdiction, and there has not been any actual or contemplated termination, cancellation or limitation of, or any modification or change in, any of the Material Contracts. There has not occurred any default, or any event which, with the lapse of time or the election of any party other than the Bayview, or any combination thereof, will become a default, by Bayview or any other party under any of the Material Contracts.

                           I.       INTELLECTUAL PROPERTY.

                                    (i)  Bayview  owns  all  right,   title  and
interest (free and clear of all liens, encumbrances, adverse claims, or security interests) or possesses adequate third-party licenses or other valid rights to use all Intellectual Property (as defined below) owned, registered, licensed, or used by Bayview ("Bayview Intellectual Property"). Each item of Bayview Intellectual Property will be owned or available for use by USTT on the date hereof on identical terms and conditions as it was immediately prior to the date hereof. Bayview has taken reasonable steps in accordance with normal industry practice to protect the proprietary nature of each item of Bayview Intellectual Property and to maintain in confidence all trade secrets and confidential information that it owns or uses. Except as set forth in SCHEDULE 2.1(I) hereof,
(i) no other person or entity has any rights to any of the Bayview Intellectual Property (except pursuant to agreements granted in the ordinary course of business), and (ii) no other person or entity is infringing, violating or misappropriating any of the Bayview Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) computer software, data and documentation, (iv) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (v) trademarks, service marks, trade names, domain names and applications and registrations therefor, and (vi) other proprietary rights relating to any of the foregoing. SCHEDULE 2.1(I) hereto lists each patent, patent application, copyright registration or application therefor, and trademark, service mark and domain name registration or application therefor of Bayview. The Bayview Intellectual Property constitutes all Intellectual Property that is owned by, registered to, licensed to or in which Bayview has the right to use, for the operation of the business of Bayview as has been conducted since inception on December 26, 2000.

                                    (ii)  None  of  the  products  manufactured,
marketed, sold or licensed, or the services provided, by Bayview to other parties, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. SCHEDULE 2.1(I) hereto lists any complaint, claim or notice, or written threat thereof, received by Bayview alleging any such infringement, violation or misappropriation; and Bayview has provided to USTT complete and accurate copies of all written documentation in the possession of Bayview relating to any such complaint, claim, notice or threat. Bayview has provided to USTT complete and accurate copies of all written documentation in Bayview's possession relating to claims or disputes concerning any Bayview Intellectual Property.

                                    (iii)  SCHEDULE   2.1(I)   identifies   each
license or other agreement (or type of license or other agreement) pursuant to which Bayview has licensed, distributed or otherwise granted any rights to any third party with respect to, any Bayview Intellectual Property.

                                    (iv) SCHEDULE 2.1(I) identifies each item of
Bayview Intellectual Property that is owned by a party other than Bayview, and the license or agreement pursuant to which Bayview uses it. (v) Bayview has never disclosed the source code for any of the software owned by Bayview (the "Software") or other confidential information constituting, embodied in or pertaining to the Software to any person or entity.

                                    (vi)   All  of  the   Bayview   Intellectual
Property has been created by employees of Bayview within the scope of their employment by Bayview or by independent contractors of Bayview who have executed agreements assigning all right, title and interest in such Intellectual Property to Bayview, or has been purchased by Bayview from David Schanin and Bayview Ventures, Inc. and Bayview has the exclusive ownership rights thereto. To the extent that any Intellectual Property has been developed or created by a third party for Bayview, Bayview has a written agreement with such third party with respect thereto, and Bayview thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted or currently planned by Bayview to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment. Except as described in SCHEDULE 2.1.W, no present or former employee of, or consultant to, Bayview, including any former employer of a present or former employee or consultant to Bayview, has any proprietary, commercial or other interest, direct or indirect, in any of the Bayview Intellectual Property.

                           J. INVENTORY. All inventory of Bayview whether or not
reflected on the balance sheet of Bayview as of April 30, 2003, consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the balance sheet. A list of the inventory of Bayview as of the date hereof, including valuation thereof and location, is attached hereto as Schedule 2.1(J). None of the Parts Inventory is obsolete or below standard quality.

                           K. CUSTOMERS AND BILLINGS.  Prior to the date hereof,
Bayview has delivered or made available to USTT accurate and complete copies of the following:

                                    (i) Bayview's customer list reflecting name,
address, phone numbers, authorization codes;

                                    (ii) Bayview's list of customers  reflecting
the delivery of goods and services which are to be made after the date hereof.

                           L. INSURANCE  Attached hereto as SCHEDULE 2.1(L) is a
list of all of Bayview's insurance policies of every nature. Since June 1, 2001, Bayview has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion, nor has it permitted a lapse in any of its insurance policies at any time. Since December 31, 2001, Bayview has not suffered any casualty, loss or damage in excess of $5,000 in the aggregate for all such casualties, losses and damages, whether or not any such loss or damage is or was covered by insurance.

                           M. EMPLOYEE BENEFIT PLANS.

                                    (i) Except as set forth on SCHEDULE  2.1(M),
Bayview does not sponsor, maintain, administer or contribute to (nor has it ever sponsored, maintained, administered or contributed to): (i) any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")) (a "Retirement Plan"), (ii) any plan or arrangement providing health (medical, dental or vision), disability, life, accident, legal aid, dependent care, supplemental unemployment or education benefits; any plan or contract providing for benefits on severance or termination of employment, reduction of hours, change in employment category or similar event; any program providing for paid time off (including holiday pay, sick leave, vacation, leave of absence, disability); any fringe benefit (including company cars); or any employee welfare benefit plan (as defined in Section 3(1) of ERISA) not included in the foregoing categories (a "Welfare Plan"), and (iii) any contract, policy or practice relating to employment; any contract, policy or practice providing payments or benefits upon a change in control, management or ownership; any stock option, stock purchase, stock appreciation or stock ownership plan; any bonus, performance or incentive compensation plan; or any contract, policy or practice providing compensation or benefits not included in the foregoing categories or in subsections (i) or (ii) above (a "Benefit Arrangement"). All Retirement Plans, Welfare Plans and Benefit Arrangements sponsored, maintained, administered or contributed to by Bayview are hereinafter collectively referred to as "Employee Benefit Plans."

                                    (ii) With respect to each  Employee  Benefit
Plan, Bayview has delivered or made available to USTT true, correct and complete copies, including any and all amendments thereto, of the following (to the extent applicable): (i) the Plan document and amendments of the Plan document (or, if no written plan document exists, a description thereof), (ii) the current and all prior Summary Plan Descriptions and any employee communications describing the terms or operations of the Plan, (iii) the three most recently filed Form 5500s including all schedules thereto and any related accountant's reports, (iv) the determination letters issued by the IRS, (v) the three most recent actuarial valuations (in the case of a defined benefit plan) or most recent allocation reports (in the case of a defined contribution plan), (vi) any current or prior collective bargaining agreements or other contracts requiring contributions to such Plan, (vii) any current or prior employee handbooks or policy manuals which refer to such Plan, and (viii) any fiduciary liability insurance policies or fidelity bonds relating to such Plan.

                                    (iii) The assets of Bayview  are not subject
to any  liens  under  ERISA or the  Code,  and no  event  has  occurred,  and no condition exists, which could subject Bayview or its assets to a future liability, obligation or lien on account of any Controlled Group Benefit Plan. For purposes of this subsection, a Controlled Group Benefit Plan means any Employee Benefit Plan which Bayview or any affiliated entity, within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code (an "Affiliate"), maintains or at any time maintained, or to which Bayview or any Affiliate has at any time contributed or been obligated to contribute.

                                    (iv) No Controlled  Group Benefit Plan is or
at any time was a "multiemployer plan" (within the meaning of ERISA Section 3(37)), nor has Bayview or any Affiliate ever maintained, sponsored or been required to make contributions to any such plan. No Controlled Group Benefit Plan is or at any time was a "multiple employer welfare arrangement" (within the meaning of ERISA Section 3(40)), nor has Bayview or any Affiliate ever maintained, sponsored or been required to make contributions to any such arrangement.

                                    (v) Each  Employee  Benefit Plan is, and has
at all times been, administered, maintained and operated in compliance with its terms and in compliance with the applicable provisions of the Code, ERISA and all other federal, state and local laws (and all rules and regulations promulgated or proposed thereunder). Each Employee Benefit Plan which Bayview currently maintains, administers, sponsors or contributes to can be amended, terminated or discontinued at any time without liability to Bayview.

                                    (vi) Bayview has performed  all  obligations
required to be performed by it by the terms of each Employee Benefit Plan (including, but not limited to, filing all governmental returns or reports on a timely basis), and all contributions or payments deducted by Bayview for tax purposes were properly deductible in the year for which such deductions were claimed. Bayview has made no non-deductible contributions (within the meaning of Code Section 4972) to any Employee Benefit Plan.

                                    (vii)  There  are no  actions,  proceedings,
investigations or claims of any kind (other than routine benefit claims made in the ordinary course), including claims for civil penalties, pending or threatened, against any person or entity with respect to any aspect of the terms or operations of any Employee Benefit Plan, and no events or omissions have occurred which could give rise to any such actions, proceedings, investigations or claims. There have been no audits or investigations of any Employee Benefit Plan by any governmental agency except as set forth on SCHEDULE 2.1(M).

                                    (viii) Each  Retirement  Plan that is or was
intended to constitute a qualified plan under Section 401(a) of the Code is, and has at all times been, qualified, in form and operation, under Section 401(a) of the Code and is the subject of a favorable determination letter from the IRS.

                                    (ix) With  respect  to any  Retirement  Plan
(whether or not terminated) which is a defined benefit plan (as defined in Section 3(35) of ERISA) (including, for this purpose, any Controlled Group Benefit Plan which is a Retirement Plan): (i) neither Bayview nor any Affiliate has incurred or would incur any liability to the Pension Benefit Guaranty Corporation ("PBGC"), the Retirement Plan, Plan participants or any other person or entity on account of the termination of such Retirement Plan or a withdrawal therefrom, (ii) the fair market value of the net assets of such Plan equal or exceed both the "benefit liabilities" of the Plan for purposes of ERISA Section 4041 and the present value of all projected benefit obligations (including, but not limited to, any early retirement or other subsidy) calculated in accordance with Statement No. 87 of the Financial Accounting Standards Board, based on the actuarial methods, tables and assumptions that are no more favorable to the Plan than the actuarial methods, tables and assumptions that would be used by the PBGC in terminating an underfunded single employer plan on the date of such calculation, (iii) there have not been any "reportable events" (as defined in Section 4043 of ERISA) with respect to which the 30 day notice requirement has not been waived, (iv) the funding method for such Plan and the actuarial assumptions used in connection with the funding of such Plan satisfy the requirements of Section 412 of the Internal Revenue Code and Section 302 ERISA, and (v) such Plan does not have any unfunded past service liabilities.

                                    (x)  With  respect  to any  Retirement  Plan
which is unfunded, Bayview has adequately provided for, and its financial statements accurately reflect (in accordance with GAAP consistently applied), the amount of all accrued benefits under such Plan, and such accrued benefits were computed based on actuarial methods, tables and assumptions, each of which is itself reasonable.

                                    (xi)  No   Controlled   Group  Benefit  Plan
provides health, medical or similar benefits to retirees or other former employees or their beneficiaries (except to the extent required under ERISA Sections 601-608).

                                    (xii) The  consummation of the  transactions
contemplated  by this  Agreement  will not (i)  entitle  any  current  or former employee or officer of Bayview or of any Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, including any schedules attached hereto, (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer except as expressly provided in this Agreement, including schedules attached hereto, or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption does not apply.

                                    (xiii) With respect to any Employee  Benefit
Plan that is funded wholly or partially through an insurance policy, or with respect to the liabilities or expenses of such Plan, there will be no liability of Bayview or any Affiliate as of the Date hereof under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual contingent liability arising wholly or partially out of events occurring prior to the Date hereof . The consummation of the transactions contemplated by this Agreement will not cause a revocation or material modification of any such insurance policy, and all such policies can be assumed by USTT at its option.

                                    (xiv) Bayview and all Affiliates have at all
times complied with the COBRA group health plan continuation of coverage requirements under ERISA Sections 601-608 and the regulations promulgated thereunder. SCHEDULE 2.1(M) lists all persons who (i) currently have or are entitled to COBRA continuation coverage under any Employee Benefit Plan currently or previously maintained by Bayview, specifying the date such coverage or entitlement thereto began for each person and the date the maximum required period of coverage for such person will end, and (ii) are eligible to elect such COBRA continuation coverage or to have it elected on their behalf on account of a qualifying event which has already occurred or which will occur prior to Date hereof .

                           N. LABOR RELATIONS/EMPLOYMENT WARRANTIES.

                                    (i) At the present time and since  inception
on December 26, 2000: (i) no collective bargaining representative has the right to represent any group of Bayview's employees; (ii) there is no petition for election of a collective bargaining representative; and (iii) there is no organizational effort by any labor organization which could affect any employee of the Bayview.

                                    (ii)  There  is no  strike,  slowdown,  work
stoppage or interruption, or labor dispute pending, or threatened, against Bayview.

                                    (iii) Bayview has  materially  complied with
all employment related laws.

                                    (iv)  Bayview  has  set  forth  on  SCHEDULE
2.1(N) all material facts concerning all employment related suits, or any claims, investigations, charges, complaints, or grievances which have been brought or arose since inception of Bayview on December 26, 2000. Bayview has satisfied and fully performed all judgments, decrees, orders, conciliation agreements, and settlement agreements to which it is subject and has provided USTT with a copy of any such judgment, decree, order, or agreement.

                                    (v) Except as set forth on SCHEDULE  2.1(N),
Bayview has not adopted and is not subject to any obligation under any affirmative action plan or similar program.

                                    (vi) Bayview has provided or made  available
to USTT with a copy of all employee handbooks, manuals and written employment related policies and a complete description of all other employment related policies and practices.

                                    (vii)   Except  as  set  forth  in  SCHEDULE
2.1(N),

                                            (a) All  employees of Bayview can be
terminated at will;

                                            (b) Bayview has not entered into any
employment or consulting agreement or become obligated under any other document, policy or practice which gives to any person a right to employment or compensation after the date hereof; and

                                            (c)  Bayview has no  termination  or
severance arrangement nor any other contractual obligation with respect to any employee or former employee of Bayview, which cannot be terminated after the date hereof without any cost to USTT or Bayview.

                                    (viii)  SCHEDULE  2.1(N) is a  complete  and
accurate list of each of Bayview's employees and includes:

                                            (a) his/her date of hire,  position,
present compensation rate, amounts and dates of bonuses and increases in compensation since January 1, 1999, amounts and dates of all future bonuses and increases in compensation of which Bayview has made a commitment prior to the date hereof, and announced termination date (if any);

                                            (b)  the   amounts  of  all  accrued
vacation, sick, and other leave, accrued severance entitlement, accrued commission, and accrued bonuses (including any pro rata accruals for a portion of a year) for Bayview's employees and former employees as of the date hereof and such amounts expected to be accrued as of the date hereof; and

                                            (c) all automobiles, club membership
and other perquisites provided to employees and the annual cost thereof.

                                    (ix) Except as set forth on SCHEDULE  2.1(N)
(i) other than amounts which have not yet become payable in accordance with Bayview's customary practices, Bayview has paid in full to its employees all wages, salaries, commission, bonuses and other compensation for all services performed by them to date, and (ii) Bayview has paid all severance pay, if any, and benefits, FICA, withholding taxes and vacation pay, if any, for all of its employees and is not subject to any claim for non-payment or non-performance of any of the foregoing.

                                    (x) Bayview has provided USTT with access to
the personnel files and employment records of all of its employees and former employees.

                           O.  LITIGATION.  Except  as  set  forth  on  SCHEDULE
2.1(O), there is no litigation, claim, arbitration, proceeding, or governmental investigation (i) to which Bayview is a party, (ii) relating to any of its respective properties or businesses, (iii) threatened against Bayview or any of its properties or business, (iv) challenging the legality of, or Bayview's right to enter into or perform its obligations under, this Agreement or the transactions contemplated hereby, or (v) asserting any right with respect to the Bayview Stock.

                           P. BOOKS AND RECORDS.  Bayview has made  available to
USTT and its representatives all of its tax, accounting, corporate and financial books and records, whether in written, electronic or other form. All such books and records are materially complete and materially correct, have been maintained on a current basis, and fairly reflect the basis for Bayview's financial condition and results of operations.

                           Q. INVESTMENT  INTENT.  Bayview is acquiring the USTT
Stock hereunder for Bayview's own account for investment purposes and not for any resale or distribution thereof.

                           R. LACK OF  MARKETABILITY.  Bayview  understands that
(i) there are substantial restrictions on the transferability of the USTT Stock;
(ii) there is no guarantee of a purchaser for the USTT Stock; (iii) as a result, Bayview may have to hold the USTT Stock for an indefinite period of time; and
(iv) Bayview is able to bear the economic risk of an investment in the USTT Stock and to hold any of these securities for an indefinite period of time.

                           S. INVESTMENT KNOWLEDGE.  Bayview has been given such
information relative to USTT as well as the opportunity to ask questions of and receive answers from USTT and to obtain any additional information which USTT possesses or can obtain without unreasonable effort or expense, as Bayview believes necessary or appropriate to the investment decision to acquire the USTT Stock. Bayview has such knowledge and experience in financial and business matters that Bayview is capable of evaluating the merits and risks of an investment in the USTT Stock. Bayview has thoroughly reviewed this Agreement and fully understands the terms thereof and has received and fully reviewed and understands each of the following: USTT's Form 10-KSB for the fiscal year ended June 30, 2002; USTT"s Form 10-QSB for the quarter ended September 30, 2002; USTT's Form 10-QSB for the quarter ended December 31, 2002; USTT's Form 10-QSB for the quarter ended March 31, 2003; USTT's Form SB-2 and Amendment No. 1 thereto (File No. 333-101032) filed with the SEC on November 6, 2002, and April 17, 2003, respectively; USTT's Proxy Statement for the Annual Meeting of Shareholders held on February 14, 2002; and USTT's Proxy Statement for the Special Meeting of Shareholders held on June 30, 2003. Bayview acknowledges that the Form SB-2 referred to above is currently under review by the SEC staff.

                           T.  TRANSFER  RESTRICTIONS.  Bayview  will not  sell,
assign, dispose of, or transfer the USTT Stock except in compliance with all applicable securities laws and until registered under the Act, upon the reasonable request of USTT, and as a condition of such sale, assignment, disposition or transfer, deliver to USTT, if requested, the written opinion of Bayview's counsel that such sale, assignment, disposition or transfer is in compliance with all such securities laws.

                           U. LEGEND.  Bayview acknowledges that until otherwise
registered under the Act, the certificates representing the USTT Stock shall have substantially the following legend affixed to them:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PENNSYLVANIA SECURITIES ACT OF 1972, OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF THESE SECURITIES IS PROHIBITED UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH SALE OR DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES OF ANY STATE. BY ACQUIRING THESE SECURITIES, THE HOLDER
         REPRESENTS THAT HE HAS A ACQUIRED SUCH SECURITIES FOR INVESTMENT PURPOSES ONLY AND THAT HE WILL NOT SELL OR OTHERWISE DISPOSE OF THESE SECURITIES WITHOUT REGISTRATION OR COMPLIANCE WITH THE AFORESAID ACTS AND THE RULES AND REGULATIONS ISSUED THEREUNDER.

                           V. RESIDENCE. Bayview is a resident or domiciliary of
the state of Colorado.

                           W. TITLE TO PROPERTIES AND RELATED  MATTERS.  Bayview
has title, leasehold and license rights, as applicable, to each and every Asset. Except as set forth in SCHEDULE 2.1(W), all such Assets are held free and clear of liens, pledges, claims, charges, security interests or other encumbrances and are not subject to any rights of way, building or use restrictions, exceptions, variances, or reservations. The Assets, including the equipment, fixtures and personal property, comprise substantially all of the operating assets used in the conduct of the business as currently conducted.

                           X. TAXES AND TAX RETURNS.  Bayview has duly filed, or
obtained extensions to file, all federal, state, county, and local tax returns required to be filed by it (the "Tax Returns") and has duly paid all taxes (including required estimated taxes), assessments and other governmental charges or impositions (including any interest or penalties) which are due and payable (the "Taxes"). Except as set forth in SCHEDULE 2.1(X), there are no claims asserted for Taxes, nor are there outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return for any period. Except as set forth in SCHEDULE 2.1(X),Bayview has withheld proper and accurate amounts from its employees' compensation in substantial compliance with all withholding and similar provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and any and all other applicable laws, statutes, codes, ordinances, rules and regulations. Except as set forth in SCHEDULE 2.1(X), Bayview has not received any notice of assessment or proposed assessment by the Internal Revenue Service or any other taxing authority in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against Bayview. Complete copies of the income tax returns of Bayview for the two calendar years ended December 31, 2002, as filed with the Internal Revenue Service ("IRS") and all state taxing authorities, signed by an officer of Bayview, and all audit reports received by Bayview since inception of Bayview and issued by the IRS or state taxing authorities and all consents and agreements entered into since inception of Bayview with the IRS or state taxing authorities, are attached hereto as SCHEDULE 2.1(X).

                  2.2 REPRESENTATIONS AND WARRANTIES OF USTT. USTT represents and warrants to Bayview the following:

                           A. CORPORATE ORGANIZATION. USTT is a corporation duly
organized, existing and in good standing under the laws of the Commonwealth of Pennsylvania, with all requisite power, authority and licensing (corporate and other) to own, operate and lease its properties and carry on its business as now being conducted except where the failure to have such power, authority or license, has not had, and could not reasonably be expected to have a Material Adverse Effect. USTT is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its property owned or leased by it or the nature of its activities makes such qualification necessary except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. As used herein, the term "Material Adverse Effect" shall mean any change in or effect on the business of USTT that is materially adverse to the business, operations, financial condition, or assets of USTT, except for any such changes or effects resulting from or arising in connection with any changes in general economic or business conditions.

                           B.  CAPITALIZATION.  The authorized  capital stock of
USTT consists of 400,000,000 shares of common stock, no par value per share, and 1,800,000 shares of undesignated Preferred Stock, no par value, of which 900,000 have been designated as Series A Convertible Preferred Stock and 250,000 as Series B Equity Participating Preferred Stock. As of May 30, 2003, the following shares are issued and outstanding: 185,969,403 shares of Common Stock, no par value; 530,927 shares of Series A Convertible Preferred Stock; and no shares of Series B Participating Preferred Stock. Except for the issued and outstanding shares described above and as described in SCHEDULE 2.2(B) or in the SEC Reports (as defined below) or in USTT's Proxy Statement for the Special Meeting of Shareholders held on June 30, 2003, as of May 30, 2003, there are no shares of capital stock or other equity securities of USTT issued and outstanding, and there are no (i) subscriptions, options, warrants, calls or conversion, exchange or other rights to purchase or acquire any securities of USTT and no securities of USTT are reserved for issuance for any purpose, or (ii) contracts, commitments, agreements or understandings that have not been fully performed or any agreements or restrictions to which USTT is a party or is bound or relating to any shares of capital stock or other securities of USTT, whether or not outstanding.

                           C.  AUTHORITY.  The  execution  and  delivery of this
Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the directors of USTT and no other corporate proceedings on the part of USTT are necessary to authorize this Agreement or to carry out the transactions contemplated hereby. USTT has the right, power and authority to enter into and perform this Agreement and this Agreement constitutes the valid and binding agreement of USTT, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and subject to the discretion of a Court in granting equitable remedies.

                           D. CONFLICTS WITH  INSTRUMENT.  Neither the execution
or delivery of this Agreement by USTT or the consummation of the transactions contemplated by this Agreement by it nor the compliance with the terms of this Agreement by it will: (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination, give others a right of termination, acceleration or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of USTT, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, franchise, lease, contract, agreement or other instrument or commitment or obligation to which USTT is a party, or by which it or any of its properties may be bound or affected; or (ii) violate any provision of any permit, license, certificate or registration to which it is subject or pursuant to which it conducts business.

                           E. All of the USTT Stock will be, when issued in
accordance   with  this   Agreement,   duly   authorized,   validly  issued  and
non-assessable.

                           F. SEC FILINGS; FINANCIAL STATEMENTS.

                                    (a) USTT has filed all  forms,  reports  and
documents required to be filed by it under the Exchange Act (as defined below) with the Securities and Exchange Commission (the "SEC") since January 1, 2001 through the date of this Agreement (collectively, the "SEC REPORTS"). As of the respective dates they were filed, (i) the SEC Reports were prepared in all material respects, in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), and (ii) none of the SEC Reports contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                                    (b)  Each  of  the  consolidated   financial
statements (including, in each case, any notes thereto) contained in the SEC Reports prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presented in all material respects the consolidated financial position of USTT and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

                                    (c) Except as set forth in Schedule  2.2(F),
to the knowledge of USTT, no event has occurred within the 15 days immediately prior to the date hereof which is required to be reported on Form 8-K under the Securities Act.

                                    SECTION 5
                                 INDEMNIFICATION

                  5.1      INDEMNIFICATION.

                           A. From and after the date hereof, USTT hereby agrees
to indemnify and hold harmless Bayview and its employees, directors, officers, members, agents, successors, heirs and personal representatives, from and against any and all Losses (as hereinafter defined) incurred or suffered by Bayview, or any of its members, employees, directors, or agents, arising out of, resulting from, relating to, or in connection with: (a) any breach or failure to perform by USTT or USTT of any of the terms of this Agreement; or (b) any inaccuracy, misrepresentation or false or misleading statement of USTT contained in any warranty or representation of USTT in this Agreement or any document delivered by USTT pursuant to this Agreement.

                  B. From and after the date hereof, Bayview hereby agrees to indemnify and hold harmless USTT and its employees, directors, officers, shareholders, agents, successors, heirs and personal representatives, from and against any and all Losses (as hereinafter defined) incurred or suffered by USTT, or any of its shareholders, officers, successors, heirs, personal representatives, employees, directors, or agents, arising out of, resulting from, relating to, or in connection with: (a) any breach or failure to perform by Bayview of any of the terms of this Agreement; (b) any inaccuracy, misrepresentation or false or misleading statement of Bayview contained in any warranty or representation of Bayview in this Agreement or any document delivered by Bayview pursuant to this Agreement; or (c) any liability or obligation of Bayview whatsoever with the exception of the Assumed Liabilities. The foregoing subsection (c) shall include but not be limited to any and all liabilities or obligations of Bayview whether known or unknown by Bayview, and any Intellectual Property litigation (including infringement actions) arising from the use, manufacture or sale of Bayview products by Bayview or USTT.

                  5.2 DEFINITION OF "LOSSES". For purposes of this Agreement, "Losses" shall mean any and all claims, liabilities, suits, actions, demands, deficiencies, charges, penalties, fines, interest, damages, losses, costs, enhanced damages, or expenses (including reasonable attorneys' fees, financial advisor fees, expert fees, and court costs) of every kind and nature, incurred by the Indemnified Party (as defined below), as a result of Section 5.1.A or 5.1.B, as the case may be.

                  5.3      INDEMNIFICATION CLAIMS.

                               A. A party entitled, or seeking to assert rights,
to indemnification under this Section 5 (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Section 5 may be sought. Such notification shall be given within 20 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) the Indemnifying Party acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Losses for which the Indemnified Party shall be indemnified pursuant to this
Section 5 and (B) the Indemnifying Party shall post sufficient bond or security in order to secure in favor of the Indemnified Party the potential Losses for which the Indemnifying Party is or may be liable under this Section 5 and (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party") may participate therein at such party's own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Losses" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

                           B.  In  order  to  seek  indemnification  under  this
Section 5, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party which contains (i) a description and the amount (the "Claimed Amount") of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Section 5 for such Losses and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Losses. If the Indemnified Party is seeking to enforce any such claim hereunder pursuant to the Escrow Agreement, the Indemnified Party shall also deliver a copy of the Claim Notice to the Escrow Agent.

                           C. Within 20 days after  delivery of a Claim  Notice,
the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall elect one of the following: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, provided that if the Indemnified Party is seeking to enforce any such claim hereunder pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to USTT such number of Escrow Shares as have an aggregate Value (as defined in the Escrow Agreement) equal to the Claimed Amount) ; or (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, provided that if the Indemnified Party is seeking to enforce any such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to USTT such number of Escrow Shares as have a Value (as defined in the Escrow Agreement) equal to the Agreed Amount); or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 5.3(D) for the resolution of such dispute (a "Dispute").

                           D. During the 60-day period following the delivery of
a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the "ADR Procedure"). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR Service"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this
Section 5.3(D) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses (including any advances thereof) of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party. If the Indemnified Party is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to USTT and/or Bayview (which notice shall be consistent with the terms of the resolution of the Dispute).

                           E.  Notwithstanding  the  other  provisions  of  this
Section 5.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Losses for which such Indemnified Party may be entitled to indemnification pursuant to this Section 5, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation after consultation with the Indemnifying Party but without consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Section 5, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Section 5, for any such Losses for which it is entitled to indemnification pursuant to this Section 5 (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Section 5).

                           F. The  rights  of USTT to make a claim  against  the
Escrow Shares pursuant to the Escrow Agreement shall be a nonexclusive remedy of USTT, and USTT (or any other Indemnified Party) shall have available and may pursue or commence (either separately or at the same time) any and all other rights, remedies or causes of action whatsoever to enforce or pursue any and all claims or causes of action against Bayview for indemnification under this
Section 5.

                  5.4. INDEMNIFICATION BY SUCCESSORS. The respective indemnification obligations of the parties as set forth in this Section 5 shall be binding on the parties and their respective heirs, personal representatives, successors and assigns.

                  5.5 SURVIVAL. All representations and warranties contained in this Agreement shall (a) survive the date hereof and any investigation made (at any time within two years following the date hereof) by or on behalf of any party, and (b) shall expire on the date two (2) years following the date hereof. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the party reasonably expects to incur Losses as a result of a breach of such representation or warranty (an "Expected Claim Notice") , then such representation or warranty shall continue to survive, but only for purposes of the matter(s) specified in such notice, beyond the date which is two years following the date hereof until the resolution of the matter(s) covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party is seeking to enforce any such claim hereunder pursuant to the Escrow Agreement, the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to Bayview in accordance with the terms of the Escrow Agreement.

         5.6 Any representations and warranties of Bayview (or Schedules thereto) set forth in Section 2.1 which are made to its knowledge or best knowledge shall not affect or alter in any manner whatsoever any of Bayview's indemnification obligations to any Indemnified Party under Section 5 hereof, and solely for the purposes thereof the knowledge qualification of Bayview shall not be applied and shall not be taken into account for any reason whatsoever.

                                    SECTION 6
                                  MISCELLANEOUS

                  6.1 BINDING EFFECT, BENEFIT. This Agreement and the rights and obligations of USTT or Bayview hereunder shall not be assigned by any party to any third party, except with the written consent of all the other parties and such other consents as may be required. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective directors, shareholders and members and their permitted successors and assigns. Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto and their respective directors or shareholders and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement, and except as otherwise provided herein there are no third party beneficiaries of this Agreement.

                  6.2 NOTICES. All notices, requests, demands, waivers, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed given or served if in writing and sent by registered or certified mail, postage prepaid, to the respective party or parties at the following addresses:

                  If to USTT:

                  USA Technologies, Inc.
                  100 Deerfield Lane, Suite 140
                  Malvern, PA 19355
                  Attn: George R. Jensen, Jr., Chairman and CEO

                  With copy to:

                  Lurio & Associates, P.C.
                  Suite 2340
                  2005 Market Street
                  Philadelphia, PA 19103
                  Attn: Douglas M. Lurio, Esquire

                  If to Bayview:

                  Marc Geman
                  216 Monroe Street
                  Denver, CO 80206

                  Bayview Technology Group, LLC
                  2601 Blake Street
                  Suite 302
                  Denver, CO 80205
                  Attn: Arnold Tinter, President and CEO

or to such other address or addresses as any party may designate to the others by like notice as set forth above. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the third business day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

                  6.3 MERGER CLAUSE. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby, supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including but not limited to the letter of intent dated June 4, 2003, between Bayview and USTT, and the Non-Disclosure Agreement dated March 28, 2003 between USTT and Bayview.

                  6.4 CHOICE OF LAW. This Agreement has been executed in the Commonwealth of Pennsylvania and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of law rules.



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                  6.5  CONSENT  TO  JURISDICTION.  Each  of the  parties  hereto irrevocably consents and agrees that any legal action or proceeding whatsoever arising out of or in any way connected with this Agreement or the transactions contemplated hereby shall be solely and exclusively commenced, filed, instituted or brought in the state or federal courts of the Commonwealth of Pennsylvania located in the County of Philadelphia, and each of the parties hereto irrevocably submits and accepts with regard to any such legal action or proceeding to the jurisdiction of such courts. Each of the parties irrevocably consents to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the parties hereto, such service to become effective upon mailing. Each of the parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, brought in such Pennsylvania courts, and hereby further irrevocably waives any claim, that any such suit, action or proceeding brought in such courts, has been brought in an inconvenient forum.

                  6.6 BROKERS AND FINDERS. Except for an introduction fee of 340,000 shares of USTT Stock payable to Robert McGarrah which is to be shared equally by USTT and Bayview, the parties agree that no fee or commission is payable to, or is claimed by, any broker or finder in connection with this Agreement or any transactions contemplated hereby. From and after the date hereof, Bayview shall hold harmless and indemnify USTT, its officers, directors and shareholders from and against any and all claims arising in connection with any such fees or expenses payable to or claimed by any broker or finder claiming by or through Bayview. From and after the date hereof, USTT shall hold harmless and indemnify Bayview, its officers, directors and members from and against any and all claims arising in connection with any such fees or expenses payable to or claimed by any broker or finder claiming by or through USTT.

                  6.7 EXPENSES. Except as provided in Section 5 and in the Escrow Agreement, whether or not the transactions contemplated by this Agreement are closed, each party shall bear its own expenses in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby.

                  6.9 PUBLIC ANNOUNCEMENTS. All public announcements relating to the transactions contemplated herein may be made by USTT at its discretion, and any other public announcements must be approved by USTT in advance.

                  6.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

                  6.11 SCHEDULES. Notwithstanding anything else set forth herein, any of Schedules I.B, I.H, I.3.B (item 3 thereof only), and 2.1(J) may be supplemented by Bayview within 30 days after the date hereof to accurately reflect such disclosure as of the date hereof. Any such changes shall only reflect ordinary course of business matters consistent with past practice of Bayview.

         IN WITNESS WHEREOF, and intending to be legally bound, each of the parties hereto has duly executed this Agreement to evidence its agreement to the provisions hereto in their entirety, all on the day and year first above written.

                           USA TECHNOLOGIES, INC.


                           By: /S/GEORGE R. JENSEN, JR.
                             ----------------------------
                           Name: George R. Jensen, Jr.
                           Title: Chairman and CEO

                           BAYVIEW TECHNOLOGY GROUP, LLC


                           By: /S/ARNOLD TINTER
                             ---------------------------
                           Name: Arnold Tinter
                           Title: President and CEO

                        The following schedules to this Asset Purchase Agreement have been omitted and will be provided to the Commission upon request to the Company:

                   SCHEDULES TO THE ASSET PURCHASE AGREEMENT:

Schedule I.B- Contracts, Purchase Orders

Schedule I.D- Fixed Asset Leases

Schedule I.E- Prepaid Expenses; Deposits

Schedule I.F- Fixed Assets

Schedule I.H- NCNR Inventory

Schedule 1.2- Excluded Assets

Schedule 1.3.B- Assumed Liabilities

Schedule 2.1(A)- Members of Bayview

Schedule 2.1(C)- Conflicts With Instruments

Schedule 2.1(D)- No Violation

Schedule 2.1(E)- Financial Statements

Schedule 2.1(F)- Subsequent Events

Schedule 2.1(H)- Material Contracts

Schedule 2.1(I)- Intellectual Property

Schedule 2.1(J)- Inventory

Schedule 2.1(L)- Insurance

Schedule 2.1(M)- Employee Benefit Plans

Schedule 2.1(N)- Labor Relations/Employment Warranties

Schedule 2.1(O)- Litigation

Schedule 2.1(W)- Title to Properties and Related Matters

Schedule 2.1(X)- Taxes and Tax Returns

Schedule 2.2(B)- Capitalization

Schedule 2.2(F)- SEC Filings

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